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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 1-10592

                              DESTEC ENERGY, INC.
             (Exact name of registrant as specified in its charter)

              (MERGED WITH AND INTO NGC ACQUISITION CORPORATION II
                            EFFECTIVE JUNE 27, 1997)

                        2500 CITY WEST BLVD., SUITE 150
                             HOUSTON, TEXAS 77042
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                     NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)     [ ]  Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)    [ ]  Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)     [ ]  Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)    [ ]  Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as of the certification or notice date: ONE
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Destec
Energy, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 13, 1997                     By:  /s/ Lisa Q. Metts
                                             _________________________________
                                              Name:  Lisa Q. Metts
                                              Title: Assistant Secretary